EXHIBIT 99.1

AMC ENTERTAINMENT INC. CLOSES OFFERING OF NEW SENIOR SUBORDINATED NOTES DUE 2014

  AND CALLS OUTSTANDING SENIOR SUBORDINATED NOTES FOR REDEMPTION

KANSAS CITY, Missouri (February 24, 2004)—AMC Entertainment Inc. (AMEX: AEN) today announced that it has completed its offering of $300 million aggregate principal amount of 8% Senior Subordinated Notes due 2014 (the "8% Notes”). The sale of the 8% Notes resulted in net proceeds to the Company of approximately $293.3 million. The Company also announced that it has called for redemption all outstanding $200 million aggregate principal amount of its 9 ½% Senior Subordinated Notes due 2009, as well as approximately $83.4 million aggregate principal amount of its outstanding 9 ½% Senior Subordinated Notes due 2011 (which comprises approximately 28% of the total outstanding aggregate principal amount of the 2011 notes).  The Company expects to redeem the 2009 notes and the 2011 notes on March 25, 2004.

The 8% Notes were sold pursuant to Rule 144A and Regulation S under the Securities Act and have not been registered in the United States under the Securities Act or in any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements.

This press release contains forward-looking statements within the meaning of the federal securities laws relating to expectations, plans or prospects for the Company. These statements are based upon the current expectations and beliefs of the Company's management and are subject to certain risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These risks and uncertainties include market conditions and other factors beyond the Company's control and the risk factors and other cautionary statements discussed in the Company's filings with the U.S. Securities and Exchange Commission.

Richard J. King

Senior Vice President, Corporate Communications

AMC Entertainment Inc.

(816) 221-4000